UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2019

SunPower Corporation
(Exact name of registrant as specified in its charter)

001-34166
(Commission File Number)

Delaware	94-3008969
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

77 Rio Robles, San Jose, California 95134
(Address of principal executive offices, with zip code)

(408) 240-5500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On March 26, 2019, SunPower Corporation (the “Company”) and SunPower AssetCo, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“SunPower AssetCo”) entered into a Membership Interest Purchase and Sale Agreement (the “Purchase and Sale Agreement”) with Elizabeth Cady Lessee Holdco LLC, a Delaware limited liability company (“Buyer”), an indirect wholly-owned subsidiary of Goldman Sachs Renewable Power LLC, a Delaware limited liability company, which is expected to have the effect of deconsolidating the solar power systems associated with the Company’s commercial sale-leaseback transactions accounted under the financing method.

Pursuant to the Purchase and Sale Agreement, SunPower AssetCo has agreed to sell to Buyer, and Buyer has agreed to purchase from SunPower AssetCo, in exchange for consideration of up to $86.9 million, the membership interests owned by SunPower AssetCo (or, in the case of certain of such interests that are currently held by the Company directly or indirectly through other subsidiaries, to be owned by SunPower AssetCo immediately prior to closing) in certain holding company subsidiaries (the “HoldCos”) that, in turn, own, directly or indirectly, the membership interests in one or more limited liability companies that own leasehold interests in operating solar photovoltaic electric generating projects (the “Projects”) subject to sale-leaseback financing arrangements, along with other related subsidiaries (“Related Subsidiaries”). The sale-leaseback financing arrangements were entered into with the following institutions (or their applicable affiliates): Wells Fargo Bank, PNC Bank, MetLife, Regions Bank and SunTrust (the “Lessors”). The Projects are located at approximately 200 sites in Alabama, Arizona, California, Colorado, Connecticut, Hawaii, New Jersey, New York, and Texas, and represent in the aggregate approximately 233 MW of generating capacity.

The consummation of the sale and purchase of each of the HoldCos and Related Subsidiaries, pursuant to the Purchase and Sale Agreement, which may occur in one or more closings, will be subject to a number of customary conditions precedent, including receipt of certain third-party consents and approvals, including those of the applicable Lessor, absence of material adverse changes, expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The Purchase and Sale Agreement contains a number of representations and warranties of SunPower AssetCo and the Company that are of the type customary in acquisition transaction, including among others, those as to corporate matters, title, certain environmental and regulatory matters, solvency, project contracts and permits, compliance with laws, accuracy and completeness of disclosure and absence of defaults, legal proceedings and undisclosed liabilities, tax matters, as well as certain covenants with respect to pre-closing conduct of business and certain post-closing matters. The Company and SunPower AssetCo have agreed to indemnify Buyer and certain related persons of Buyer, subject to certain thresholds, limitations and caps, for claims or losses that may be suffered or incurred by them as a result of breaches of representations, warranties, or covenants or as a result of certain other specified events or circumstances with respect to the Projects, as more fully described in the Purchase and Sale Agreement.

The foregoing description is not a complete description of all terms and is qualified in its entirety by reference to the full text of the Purchase and Sale Agreement, a copy of which will be filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended March 31, 2019.

Forward-Looking Statements

The above information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the Company’s expectations regarding the sale of its commercial lease portfolio more generally and the anticipated effects on its financial statements and results of operations. These forward-looking statements are based on the Company’s current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievement to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: challenges in executing this or other transactions key to our strategic plans, management’s plans and objectives for future operations, our ability to comply with and perform our contractual obligations, expected capital expenditures, warranty matters, outcomes of litigation, interest and credit risk, general business and economic conditions in our markets, industry trends, and the impact of changes in law (including tax law), regulations or government incentives. A detailed discussion of these factors and other risks that affect the Company’s business is included in filings the Company makes with the Securities and Exchange Commission (the “SEC”) from time to time, including the Company’s most recent reports on Form 10-K, particularly under the heading “Risk Factors.” Copies of these filings are available online from the SEC or on the SEC Filings section of the Company’s Investor Relations website at investors.sunpower.com. All forward-looking statements in this Current Report on Form 8-K are based on information currently available to the Company, and the Company assumes no obligation to update these forward-looking statements in light of new information or future events.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

March 27, 2019	By:	/S/ MANAVENDRA S. SIAL
	Name:	Manavendra S. Sial
	Title:	Executive Vice President and Chief Financial Officer